Exhibit 99.1

Olympic Steel Reports Record Sales and Earnings
Results for First Nine Months of 2008

CLEVELAND--(BUSINESS WIRE)--October 30, 2008--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the third quarter and first nine months of 2008.

Net sales for the third quarter of 2008 totaled $335.2 million, a 30.9% increase from the $256.1 million for the third quarter a year ago. Third quarter 2008 net income totaled $24.2 million, or $2.21 per diluted share, compared to net income of $6.0 million, or $0.56 per diluted share for last year’s third quarter. Tons sold decreased 13.4% to 268 thousand from 309 thousand in the third quarter of 2007.

Net sales for the first nine months of 2008 increased 22.8% to a record $973.6 million, compared to last year’s nine month net sales of $792.9 million. Net income for the first nine months of 2008 totaled a record $66.9 million, or $6.13 per diluted share, compared to $20.7 million, or $1.93 per diluted share for last year’s first nine months. Tons sold in the first nine months decreased 2.1% to 937 thousand from 957 thousand in the first nine months of 2007, compared to the Metals Service Center Institute statistics of a 6.6% decline in total steel shipments in the United States for the first nine months of 2008.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are pleased with our record year-to-date 2008 performance. For the first nine months of 2008, we have achieved record sales and earnings, gained market share in a depressed demand environment, and maintained a particularly strong balance sheet, with shareholders’ equity per share now totaling $29.67.”

Mr. Siegal continued, “Given the uncertainty surrounding the economic and financial environment, there is limited forward market visibility. We believe we are appropriately positioned for these challenging economic conditions with a strong, low-leveraged balance sheet, and a proven disciplined approach to working capital management and turnover. We continue to actively invest in our future growth with $24.4 million of year-to-date capital spending on facilities, equipment and our new information system. We expect to maintain our balance sheet strength with positive free cash flows and lower debt levels in the foreseeable future,” concluded Mr. Siegal.

Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $.05 per share to be paid to shareholders of record as of December 1, 2008, and distributed on December 15, 2008.

A simulcast of Olympic Steel’s 2008 third quarter earnings conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the amounts, timing and successes of the Company’s capital investments, including the construction of a new facility in South Carolina and the start-up of a new facility in Dover, Ohio; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and debt levels, and improve customer service; the timing and outcome of OLP’s efforts and ability to liquidate its remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new enterprise-wide information system; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)

Net sales	$335,222	$256,089	$973,611	$792,907

Operating income	37,797	10,678	106,353	35,959

Income before income taxes	37,447	10,038	105,816	33,439

Net income	$24,167	$6,029	$66,926	$20,727

Earnings per share:

Net income per share - basic	$2.22	$0.56	$6.17	$1.96

Net income per share - diluted	$2.21	$0.56	$6.13	$1.93

	September 30,		December 31,
	2008	2007	2007
SUMMARY BALANCE SHEET DATA:	(unaudited)

Accounts receivable, net	$131,797	$109,059	$88,414

Inventories	313,598	172,497	178,530

Net property and equipment	106,718	89,102	89,651

Total assets	574,107	399,135	386,083

Current liabilities	145,736	102,901	92,290

Total debt	89,583	25,000	16,707

Shareholders' equity	322,307	259,096	263,520

Shareholders' equity per share	29.67	24.15	24.56

Debt-to-equity ratio	.28 to 1	.10 to 1	.06 to 1

	Nine Months Ended
	September 30,
	2008	2007
OTHER DATA:	(unaudited)

Capital expenditures	24,391	8,312

Regular cash dividends per share	$0.13	$0.10

Special cash dividends per share	$1.00	$-

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	(unaudited)				(unaudited)

Tons sold
Direct	237,576		271,716		837,655		841,891
Toll	30,090		37,241		98,849		114,780

	267,666		308,957		936,504		956,671
% change	(13.4%)		(1.4%)		(2.1%)		(3.8%)

Net sales	$335,222		$256,089		$973,611		$792,907
% change	30.9%		(1.5%)		22.8%		5.0%

Costs and expenses

Cost of materials sold (exclusive of items shown separately below)	247,184	73.7%	205,706	80.3%	716,372	73.6%	639,466	80.6%
Warehouse and processing	16,607	5.0%	15,670	6.1%	50,022	5.1%	43,617	5.5%
Administrative and general	17,524	5.2%	9,893	3.9%	49,875	5.1%	31,428	4.0%
Distribution	7,047	2.1%	6,594	2.6%	22,723	2.3%	19,367	2.4%
Selling	5,195	1.5%	3,890	1.5%	15,984	1.6%	11,856	1.5%
Occupancy	1,484	0.4%	1,483	0.6%	5,298	0.5%	4,687	0.6%
Depreciation	2,384	0.7%	2,175	0.8%	6,984	0.7%	6,527	0.8%

Total costs and expenses	297,425	88.7%	245,411	95.8%	867,258	89.1%	756,948	95.5%

Operating income	37,797	11.3%	10,678	4.2%	106,353	10.9%	35,959	4.5%

Interest and other expense on debt	350	0.1%	640	0.3%	537	0.1%	2,520	0.3%

Income before income taxes	37,447	11.2%	10,038	3.9%	105,816	10.9%	33,439	4.2%

Income tax provision	13,280	35.5%	4,009	39.9%	38,890	36.8%	12,712	38.0%

Net income	$24,167		$6,029		$66,926		$20,727

Earnings per share:

Net income per share - basic	$2.22		$0.56		$6.17		$1.96

Weighted average shares outstanding - basic	10,871		10,727		10,840		10,595

Net income per share - diluted	$2.21		$0.56		$6.13		$1.93

Weighted average shares outstanding - diluted	10,952		10,821		10,916		10,747

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, Chief Financial Officer,
216-292-3800
Fax: 216-292-3974